LICENSE AGREEMENT

THIS AGREEMENT made as of January 30th, 2005.

BETWEEN:

1476246 ONTARIO LTD.

a corporation incorporated under the laws of the Province of Ontario,

and having a place of business at Sarnia, Ontario,

(the "Licensee")

AND:

THE UNIVERSITY OF WESTERN ONTARIO,

a corporation under the Universities Act (Ontario)

                (the "University")

WHEREAS:

A)

the University is an institution of learning and academic research having a mandate to disseminate information, one of the ways being commercialization of its research results for the betterment of society as well as the institution

B)

the University is the owner of the Licensed Technology (as defined herein) relating to the University’s Invention No. 02-029 known as: “Less Lethal Ammunition Projectile” and to the best of its knowledge, has by virtue of assignment(s) by the inventors the authority and capacity to grant licenses and rights of use to the Licensed Technology;

C)

the University wishes to have the Licensed Technology further developed and commercialized in an ethical manner and for peaceful purposes in order to benefit the public and is therefore willing to grant a license to underlying patent rights and trade secrets related thereto

D)

the Licensee, as a duly incorporated corporation, wishes to obtain from the University a license to commercially exploit the Licensed Technology on the terms set out. In this Agreement and has as one of its primary purposes to develop and bring to market products and services derived from the Licensed Technology.

E)	one of the principals of the Licensee is a co-inventor of the Licensed Technology

NOW THEREFORE in consideration of the premises and of the mutual covenants set forth herein, the parties hereto agree as follows:

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ARTICLE 1 – DEFINITIONS

1.1	For purposes of this Agreement, the following words and phrases shall have the following meanings:

(a)	“Business Day” means every day other than Saturday, Sunday, and statutory holidays in the Province of Ontario;

(b)

“Confidential Information” means scientific, technical and/or business information (including written descriptions, drawings, samples, compositions, formulae, visual demonstrations, prototypes and other data) which is disclosed by one party (the “Disclosing Party”) to the other party (the “Recipient”) and which is in each case:

i)	material which is marked or identified as confidential at the time of disclosure; or

ii)

material in oral or visual form identified as confidential at the time of disclosure and is subsequently designated as such with a written memorandum sent to the Recipient within 30 days following the disclosure.

(c)	“Effective Date” means the date on which this Agreement shall come into effect, which shall be the 1st day of April, 2005;

(d)	“Field of Use” means the specific sector of application defined as less lethal projectiles

(e)

"Gross Revenue" means all revenues and receipts directly or indirectly received from or paid by end users of Licensed Products or Licensed Processes arising from arm’s length third party use, sale, distribution, leasing, or from sublicensing of Licensed Products and/or the use of Licensed Processes, by the Licensee and, where sublicensing is permitted hereunder, its sub-licensees, calculated on the basis of the Licensee’s fiscal year, or part thereof. Licensed Products shall be deemed to have been sold and included in the Gross Revenue of the Licensee and sub-licensee when paid for. Gross Revenue shall not include any amounts in respect of sales, excise, or other taxes and shall be net of any returned goods and allowances for unreturned defective products. For greater certainty, in the case of less lethal ammunitions, only revenue and receipts directly relative to the projectile component of the shell shall be included in the calculation of Gross Revenue;

(f)

“Licensee” is the party of the first part and includes any corporation which controls, is controlled by, or is under common control with, the Licensee and also includes any permitted assignee of the Licensee; for this purpose, “control” means the direct or indirect ownership of voting shares carrying more than 50% of the votes for the election of directors and sufficient votes to elect a majority of the board of directors;

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(g)

“Licensee Improvement” means any technology, whether patentable or not, that is developed by, or under the direction of, the Licensee and whose use would infringe one or more claims or any rights under any of the Licensed Patent Rights or the Licensed Trade Secrets, or whose development has benefited from or relied upon the Licensed Technology;

(h)

“Licensed Process” means any method, procedure, process or other subject matter: [i] whose use is covered in whole or in part by any claim or claims included within Licensed Patent Rights or whose use would infringe any one or more claims or any rights under the Licensed Patent Rights; [ii] incorporates or was developed through the use of, or reliance upon, Licensed Trade Secrets.

(i)

“Licensed Product” means any product, apparatus, kit or component part thereof, or other subject matter: [i] whose manufacture, use, lease or sale is covered in whole or in part by any claim or claims included with Licensed Patent Rights or whose use would infringe any one or more claims or any rights under the Licensed Patent Rights; [ii] incorporates or was developed through the use of or reliance upon Licensed Trade Secrets. For greater certainty, in the case of less lethal ammunitions, the Licensed Product shall only include the projectile component of the shell;

(j)

“Licensed Technology” means Licensed Products and Licensed Processes, referred to jointly or severally and where the context requires, includes Licensee Improvements, notwithstanding the ownership thereof;

(k)

“Licensed Trade Secrets” means and includes all information including a formula, pattern compilation, device, method, technique or process, that derives independent economic value, whether actual or potential, from being generally not being known to, nor being readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy including, as applicable, those items specifically described in Schedule ”C”

(l)	“Patent Payments” has the meaning set forth in Section 5.2;

(m)	“Licensed Patent Rights” means patent rights of the University to the subject matter claimed in or covered by:

(i)	a patent or patent application listed in Schedule ”A”

(ii)	patents issued from the applications listed in Schedule “A”, or any divisionals, re-issues or re- examinations claiming priority to any of the aforementioned patent applications and patents; or

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(iii)

such other statutory or common law protection as may be available to          the University in connection with its rights and ownership of the        Licensed Technology and specifically utilized within the Field of Use.

(n)

"Royalty Due Date" means the date 30 days following the last day of March, June, September and December of each and every year during which this Agreement remains in full force and effect, commencing on January 1st, 2006;

(o)

        Territory” means worldwide subject to section 2.2 provided that any lack of            statutory protection of the enumerated countries shall not impact any      obligation of the Licensee to pay royalties arising from use, sale, distribution,            or licensing of the Licensed Technology hereunder.

(p)

"Trademarks" means any mark, trademark, service mark, logo, insignia, seal, design or other symbol or device used by the University or Licensee and associated with or referring to either of the University or Licensee, as the case may be, or any of its facilities, property or products.

ARTICLE 2 - GRANT OF RIGHTS AND TERM

2.1	License. Subject to the terms and conditions of this Agreement, the University hereby grants to the Licensee the following licenses:

i)

Licensed Patent Rights: The University hereby grants to the Licensee an exclusive world-wide license in the Territory under the University’s Licensed Patent Rights to make, have made, use, lease, sell, offer to sell and import Licensed Products, and to practice Licensed Processes in the Field of Use where Licensee may lawfully grant such a license.

ii)

Trade Secrets: The University grants to the Licensee an exclusive world-wide license in the Territory in the Field of Use to use the Trade Secrets in secrecy and to disclose the Trade Secrets only to persons who have contractually agreed, or are under a duty, to maintain the secret nature of the Trade Secrets.

Such grants are effective for the period expiring the last of the terms for which claims under the Licensed Patent Rights expire, unless this Agreement is sooner terminated according to the terms hereof. Notwithstanding anything to the contrary, the licenses granted hereunder shall not be construed to confer any rights or benefits upon the Licensee by implication, or otherwise, as to any patents, technology or rights not specifically included in the Licensed Technology or the grants herein.

2.2

Countries or geographic regions where there has not been a commercial sale of Licensed Products within five (5) years following the Effective Date shall automatically revert back to the University, at which time it may grant licenses to the Licensed Patent Rights or the Licensed Trade Secrets including on an exclusive license basis to third parties for any such countries (the “Surrendered Countries”). The University will grant to the Licensee a right of first offer to again obtain an

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exclusive license in any of the Surrendered Countries prior to entering into formal negotiations with any third party that has expressed an interest therein. The University will notify the Licensee in writing of such opportunity and the Licensee shall have thirty (30) days by which to elect to reacquire the license with respect to such Surrendered Country or Countries, failing which the University shall not be under any further obligation to the Licensee in connection with the Surrendered Countries so offered. Upon the Licensee’s election to reacquire a license, the University and the Licensee shall negotiate in good faith for a period not to exceed thirty (30) days the financial terms and other obligations in connection with such new license, which will otherwise be in the form of this license agreement.

2.3

Rights Retained by University. Nothing in this Agreement shall affect the University’s right to practise the Licensed Technology, the Licensed Trade Secrets, and the Licensee hereby grants back to the University rights to practice any of the Licensed Patent Rights or the Licensed Trade Secrets, whether for the University’s own purposes or in conjunction with other similar research institutions, and for research, teaching and other non-commercial applications, including technical services and industrially sponsored research and provided further that the business of the sponsor of any such research does not conflict with the business of the Licensee in the field of use.

2.4

         Ownership, Improvements. The parties acknowledge that the University shall  retain ownership of the Licensed Technology made both before and after the       Effective Date excluding only Licensee Improvements. The Licensee shall own all                Licensee Improvements, provided that the Licensee hereby grants to the University   a perpetual, non-exclusive royalty-free right to use all Licensee Improvements for  research, teaching and other non-commercial uses in accordance with the rights    granted under Section 2.3 and further provided that in consideration of the                exclusivity granted by the University to the Licensee hereunder, the Licensee further          agrees that Licensee Improvements may be utilized by any other licensees of the               University who are appointed under Section 2.2 and are        hereby sub-licensed to such                third parties.

2.5           Report of Improvements. The Licensee shall disclose in writing to the University the details of all Licensee Improvements as part of its annual report of activity under Section 6.2.

2.6

Restriction on Disclosure; Use of Trademarks. Either party may disclose any of the financial terms and conditions of this Agreement and may reveal the identity of the parties and the nature of the license granted, provided the other party consents prior to such disclosure, such consent not to be unreasonably withheld. Neither party shall use any of the other’s Trademarks or make reference to the other for any technical specifications, advertising or publicity purposes, without the prior written consent of that party.

ARTICLE 3 - SUBLICENSES

3.1           Sublicenses. The Licensee shall have the right to grant sublicenses of the rights, privileges and licenses granted hereunder within the Territory in accordance with the

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provisions of Section 3.2 and to make, have made, use, lease and sell Licensed Products and to practise the Licensed Processes provided that the Licensee shall account to the University for any Gross Revenue of such sublicensee, as though such Gross Revenue were the Gross Revenue of the Licensee, and pay to the University the royalties for such Gross Revenue. Upon any termination of this Agreement, and at the election of the University, any sublicensee’s rights shall also terminate. No sublicense shall be permitted to further sublicense or to transfer or assign any rights granted to it.

3.2	Covenants of Sublicensees.

(a)

Licensee covenants and agrees that it shall cause any sublicense agreement entered into by it to contain, on the part of such sublicensee, covenants in favour of the University with respect to any obligations of the Licensee to the University, and that to the extent there exists an inconsistency between the sublicense agreement and this Agreement, any such inconsistency or conflict will be resolved in favour of this Agreement. In granting any sublicense hereunder, the Licensee undertakes to observe and perform any obligations of the sublicensee, to intent that none of the rights, entitlements or remedies of the University are impaired by the granting of such sublicense. The Licensee shall deliver to the University a true copy of such sublicense agreement upon execution and a copy of any subsequent amendment thereto, within thirty (30) days of its execution.

The Licensee shall not be entitled to receive from any sublicensee any onsideration or matter of value in lieu of cash payments not otherwise part of Gross Revenue, in consideration for any sublicense under this Agreement, without the express prior written consent of the University.

ARTICLE 4 – LICENSEE’S PERFORMANCE OBLIGATIONS

4.1

Licensee’s Commercialization The Licensee shall use commercially reasonable efforts to bring one or more Licensed Products or Licensed Processes to market, and to continue active marketing efforts for one or more Licensed Products or Licensed Processes during the entire period that this Agreement is in effect, including those requirements and milestones as more particularly set out on Schedule “D”.

4.2

Acknowledgement of Expertise by Licensee. The Licensee covenants and agrees that it has the expertise necessary to handle the Licensed Technology with care and without danger to the University or to the Licensee, its employees, agents, or the public, and to observe and perform the covenants and obligations set out herein.

4.3

Compliance by Licensee with Laws. The Licensee covenants and agrees that it will comply with all laws, regulations and ordinances, whether federal, provincial, state, municipal or otherwise, as appropriate, with respect to the Licensed Technology, the Licensed Trade Secrets and this Agreement.

4.4	Failure to Meet Performance Requirements. In the event the Licensee fails to meet any of the milestones or performance criteria, or observe and perform the

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obligations set forth under any of Sections 4.1, including Schedule “D”, 4.2, 4.3 such shall constitute a default under this Agreement and shall entitle the University to terminate this Agreement pursuant to Section 13.2 hereof.

ARTICLE 5 –FEES, ROYALTIES AND PAYMENTS

5.1

Initial License Fee. The Licensee shall pay to the University, an initial fee with respect to the issuance of the grant(s) of license, of CDN $ 5,000. The said sum shall be deemed earned and due immediately upon the Effective Date, and shall not be refundable to the Licensee in whole or in part under any circumstances. The sum shall be applied to the balance of the University’s patent costs to date.

5.2

Patent Payments. On January 1, 2006 or such earlier date that the Licensee assumes responsibility for the patent prosecution in accordance with 8.2 Licensee shall pay to the University the balance of the University's patent application and registration costs, provided that sixty (60) days in advance of such due date, the University shall deliver to the Licensee a report of the aggregate amount due and which shall include copies of the agents invoices.

If the Licensee shall fail to make payment of the patent expenses as set out herein, the University may on thirty (30) days notice terminate this Agreement, if such default has not been cured and payment made within such thirty (30) day period, and the provisions of Sections 13.3 and 13.4 shall be applicable.

5.3

Minimum Annual Royalties. To maintain its exclusive license rights, Licensee’s four quarterly royalty payments for the year during each of the years [two (2) through three (3)] both inclusive must total at least $5,000 per year (hereinafter Minimum Annual Royalty). For years [four (4) through six (6),] both inclusive, the Minimum Annual Royalty shall be adjusted to $10,000 per year, and thereafter, for the balance of the term, the Minimum Annual Royalty shall be $20,000 per year. If in any calendar year the respective Minimum Annual Royalty amount is not reached through royalties otherwise payable on Gross Revenue in any year, then the University can within ninety (90) days of the end of the year, upon written notice to Licensee, terminate this Agreement, in whole or in part with respect to the Territory. To avoid having the Agreement terminated as aforesaid Licensee can pay the difference between the total of the four quarterly royalty payments for the year and the Minimum Annual Royalty for the year, within sixty (60) days of the end of the year.

5.4	Annual Royalties and Payments. In consideration of the license granted hereunder, the Licensee shall pay to the University:

(a)

Annual royalties of 3 % of the Gross Revenue. Subject to section 5.4 (b),           such royalties shall become due and payable on each Royalty Due Date, and           shall be calculated with respect to the Gross Revenue of the Licensee  and/or Sublicensee for the calendar quarter immediately preceding the month in   which the applicable Royalty Due Date occurs. When discounts are afforded as a result of concurrent sales of other products and Licensed Products, Gross

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Revenue will be calculated on the basis of the normal price of Licensed Products as established by independent sales of the Licensed Products.

(b)	No Annual Royalty shall accrue or be due or payable in respect of Gross Revenue attributable to the period prior to April 1, 2006

5.5

Currency and Place of Payments. All payments to be made by the Licensee to the University hereunder shall be made in Canadian dollars at London, Ontario without deduction of taxes or other fees of any other kind whatsoever, which may be imposed by any government, and which taxes or fees shall be paid by the Licensee. Where any payment or amount is denominated in a currency other than Canadian dollars, it shall be converted to the equivalent in Canadian dollars at the rate of exchange set by the Bank of Montreal in Toronto, Canada for converting the currency of such amount into Canadian dollars, on the last Business Day of the reporting period to which such payment relates.

5.6

Interest. Failure to make the prompt payment of sums payable when due shall attract interest from the due date to the date of payment in full, at prime plus seven percent (7%). Here prime is the interest rate determined from time to time by the Bank of Montreal to its best risk, commercial customers, compounded monthly.

ARTICLE 6 – RECORDS AND REPORTING

6.1

Accounting Records. The Licensee shall maintain at its principal place of business, accounts and records of transactions arising pursuant to this Agreement, such accounts and records to be in sufficient detail to enable proper returns to be made under this Agreement, and the Licensee shall require sublicensees to keep similar accounts and records.

6.2

Reports. The Licensee shall deliver to the University by no later than each Royalty Due Date, together with the royalty payment required, a report (the “Accounting”) setting out particulars of the use, sale, distribution, leasing or sublicensing of the Licensed Technology shall be requisite for the payment of royalties, including the following:

(a)	the number or quantity of Licensed Products sold, used, leased or licensed by Licensee and all sublicensees in each country during the applicable royalty period;

(b)	the Gross Revenue for Licensed Products during the applicable royalty period;

(c)	an accounting for all Licensed Processes used, sold, leased, or, if applicable, licensed by the Licensee and all sublicensees;

(d)	a calculation of Gross Revenue;

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(e)	total royalties payable on Gross Revenue in Canadian dollars, together with the exchange rates used for any currency conversion in accordance with Section 5.5.

(f)	A copy of the Licensee current insurance policy as well as that of each of the sub-licensees.

The Licensee shall also provide to the University periodic reports at all significant stages and milestones in the development, manufacture and sale, distribution, leasing or sublicensing of Licensed Technology, including but not limited to, the milestones described in Sections 4.1, 4.4 and 5.2, by no later than thirty (30) days following the completion of such stage or milestone.

6.3

Generally Accepted Accounting Principles (GAAP). The calculation of royalties shall be made in accordance with generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants (or any successor institute applicable as at the date on which any calculation is required to be made, and applied on a consistent basis) or the U.S. counterpart.

6.4	Retention of Accounts and Records. The Licensee shall retain the accounts and records referred to in Section 6.1 for at least five (5) years after the date upon which they were made.

6.5

Audit Right. During the term of this Agreement and for one (1) year thereafter, the University may audit or cause to be audited the applicable books, records or other relevant materials of the Licensee referable hereto, to verify any report rendered hereunder. The audit must be on reasonable advance, written notice, and be conducted during normal business hours of the Licensee. The Licensee shall furnish such reasonable evidence as such representative will deem necessary to verify the ccounting and may permit such representative to make copies of or extracts from such accounts, records and agreements. If the audit reveals an underpayment by the Licensee of five (5) percent or more of royalties payable in any fiscal year of the Licensee, the Licensee shall pay to the University such deficiency within fifteen (15) days of the determination thereof, together with interest thereon from the date such amount was due to the date of payment, and shall further reimburse the University for its full and reasonable out-of-pocket costs of the audit. In any other instance of overpayment or underpayment by the Licensee, the appropriate payment of such deficiency or refund shall be made within fifteen (15) days following the determination thereof, together with interest thereon from the date such overpayment or underpayment was made and the University shall bear its own costs of the audit. In order to limit the need for an audit by the University, a compliance certificate from the Licensee’s independent auditors consistent with the requirements of the Accounting may be acceptable.

6.6

Power of Entry. Provided the University provides the licensee with 24 hours prior written notice, the Licensee shall permit any duly authorized representative of the University during normal business hours and at the University's sole risk and expense to enter upon and into any premises of the Licensee for the purpose of inspecting the Licensed Products and the manner of their manufacture, and the use

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of the Licensed Processes; and generally ascertaining whether or not the provisions of this Agreement have been and, are being complied with by the Licensee.

6.7

Registration of Security Interest. Upon the University’s request, the Licensee acknowledges and agrees to provide reasonable and necessary assurances to the University to permit registration of a security interest in favour of the University with respect to the interests granted hereunder and royalties and other amounts payable hereunder arising from such grant, in the appropriate registry office having jurisdiction, being the Province of Ontario, as the University shall elect. All costs of registration and renewal are for the account of the University.

6.8	Survival of this Article after Termination. Notwithstanding the termination of this Agreement, this Article 6 shall remain in full force and effect until:

(a)	all payments and royalties required to be made by the Licensee to the University under this Agreement have been made by the Licensee to the University; and

(b)	any other claims of any nature or kind whatsoever of the University against the Licensee arising out of the termination have been settled.

ARTICLE 7 – REPRESENTATIONS AND WARRANTIES

7.1

Each of the University and the Licensee warrants and represents to the other, and acknowledges that the other has relied upon the completeness and accuracy of such representations and warranties in entering into this Agreement, namely:

	i)	it has the corporate capacity to enter into this Agreement and to perform each of its obligations hereunder; and

ii)

it has duly authorized, executed and delivered the Agreement, and the Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except only as such enforcement may be limited by applicable bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors’ rights and subject to general equitable principles.

The University represents and warrants to, and covenants with, the Licensee that the university is the owner of the Licensed Technology, (excluding any Licensee Improvements) and that the University has the sole right to grant the license herein granted free from all encumbrances.

ARTICLE 8 – PATENT PROSECUTION

8.1

Licensed Patent Rights. The Licensee hereby recognizes and acknowledges the ownership rights of the University to the Licensed Technology, as applicable, the validity of the Licensed Patent Rights and Licensed Trade Secrets licensed hereunder, and agrees not to contest the ownership of any of the Licensed Technology or the validity of the Licensed Patent Rights or Licensed Trade Secrets either directly or indirectly by assisting other parties, nor to initiate or participate in

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opposition proceedings or an interference application in connection with Licensed Patent Rights.

8.2

Patent Prosecution and Patent Costs. The Licensee shall reimburse the University for all reasonable disbursements, fees and costs relating to the filing, prosecution and maintenance of the Licensed Patent Rights, whether such fees and costs were incurred before or after the January 1, 2006. The Licensee shall pay to the University such fees and costs within thirty (30) days of receiving copies of invoices for such fees and costs. As of January 1, 2006 or on an earlier date at the option of the Licensee subject to first paying the Patent Payments in accordance with Article 5.2, the Licensee shall assume primary responsibility for the filing, prosecution and maintenance of patents and/or patent applications worldwide for those inventions within the Licensed Patent Rights, at the Licensee’s expense, provided that the University shall be consulted by the Licensee as to the prosecution and maintenance of all such patent applications within the Licensed Patent Rights prior to any substantive deadline or action, and shall not substantially limit the scope of patent protection without the University’s consent, not to be unreasonably withheld. The Licensee shall furnish the University with copies of all relevant documents upon filing the same with the patent office of any country, and proof of payment of patent, application, and maintenance fees. The University shall use reasonable efforts to assist the Licensee with such filing, prosecution and maintenance.

8.3

Copies of Patent Related Materials. The University shall provide the Licensee with copies of the patent applications and all official correspondence with the respective patent and trademarks office(s) relating to the Licensed Patent Rights.

ARTICLE 9 – INFRINGEMENT

9.1	Enforcement of Rights Against Third Parties.

(a)

In the event of an alleged infringement of the Licensed Patent Rights or an unauthorized use of the Licensed Technology by a third party in the Territory for the Field of Use, the Licensee shall have the obligation to prosecute, at its own expense, any such alleged infringement, subject to prior written advice to the University. The University agrees to co-operate to the extent of executing all necessary documents to vest in the Licensee the right to institute any such suits, and the right to use the University’s name as a party plaintiff. No settlement, consent, judgment or other voluntary final disposition of the suit may be entered into without the consent of the University, which consent shall not unreasonably be withheld. At any time during the prosecution of the action by the Licensee, the University shall have the right to undertake direction of the continued prosecution, in its own name or jointly with the Licensee. The Licensee shall indemnify the University against any order for costs that may be made against the University in such proceedings.

(b)

               In the event that the Licensee undertakes assertion of rights with respect to the Licensed Technology or the enforcement of the Licensed Patent Rights by litigation, the Licensee may withhold up to fifty percent (50%) of the payments otherwise thereafter due to the University under

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Article 5 hereunder and apply such withheld amounts toward reimbursement of up to fifty percent (50%) of Licensee’s expenses, including reasonable attorneys’ fees, in connection therewith. Any recovery of damages by Licensee for each such suit shall be issued in the name of the Licensee and the University jointly, and shall be applied first in satisfaction of fifty percent (50%) of any unreimbursed expenses and legal fees of Licensee relating to such suit, and next applied for any payments to the University under Article 5 past due or withheld pursuant to this Article 9 and finally to any remaining unreimbursed expenses and legal fees of Licensee relating to such suit. The balance remaining from any such recovery shall be divided equally between the Licensee and the University. The Licensee shall provide to the University an accounting for all costs, expenses and disbursements incurred with respect to the defence or enforcement of the action.               In the event that the enforcement of the Licensed Patent Rights by the Licensee is not successful, or the Licensee does not recover 50% of its legal fees and expenses from the withheld royalty amounts, the Licensee surrenders and foregoes any further entitlement to offset any amounts against the royalty payments otherwise payable under Article 5.

(c)

In the event that the enforcement of the Licensed Patent Rights by the Licensee or the University is not successful, the Licensee shall have the right to terminate this Agreement upon sixty (60) days written notice to the University, provided that the obligations of the Licensee for payment under Section 9.1 (b) have been fulfilled. Alternatively, the Licensee and the University may enter renegotiations of a new royalty rate, having regard to the nature and extent of the Licensed Technology and/or Licensed Patent Rights as are available to be licensed to the Licensee, pursuant to a revised agreement.

(d)

Notwithstanding the foregoing, the University shall have the right to enter into a contract with the successful third party with respect to licensing of rights from it in order to permit the continued use of the license hereunder for the Licensed Technology, and in such case, the terms of this Agreement shall continue in full force and effect.

9.2

Co-operation between the Parties. In any infringement suit to enforce the Licensed Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.

9.3

Right to Sublicense Alleged Infringer. The Licensee shall have the right, in accordance with the terms and conditions herein, to sublicense any alleged infringer in the Territory for the Field of Use for future use of the Licensed Technology or the Licensed Patent Rights, as the case may be. Any upfront fees as part of such a sublicense shall be shared between the Licensee and the University, together with other fees, royalties and payments, in accordance with Article 5.

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9.4

Infringement Actions by Third Parties. In the event that a complaint alleging infringement or violation of any patent or other proprietary rights is made against the Licensee with respect to the use of the Licensed Technology or the Licensed Patent Rights, in accordance with this Agreement the following procedure shall be adopted:

(a)

the Licensee shall promptly notify the University upon receipt of any such complaint and shall keep the University fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee;

(b)

subject to this section, all costs and expenses incurred by the Licensee in investigating, resisting, litigating and settling such a complaint, including the payment of any award of damages and/or costs to any third party, shall be borne by the Licensee provided that the Licensee shall be permitted to deduct one hundred (100%) of all such costs and expenses from any amounts owing by the Licensee to the University under this Agreement;

(c)            no decision or action concerning or governing any settlement or other final disposition of the complaint shall be taken without full consultation with and approval by the University;

(d)

the University may elect to participate formally in any litigation involving the complaint, to the extent that the court may permit, but any additional expenses generated by such formal participation shall be borne entirely by the University (subject to the possibility of recovery of some or all of such additional expenses from the complainant); and

(e)

if the complainant is willing to accept an offer of settlement and one of the parties to this Agreement is willing to make or accept such offer and the other is not, then the unwilling party shall conduct all further proceedings at its own expense, and shall be responsible for the full amount of any damages, costs, accounting of profits and settlement costs in excess of those provided in such offer, and shall indemnify the other party for such costs, but shall be entitled to retain unto itself the benefit of any litigated or settled result entailing a lower payment of costs, damages, accounting of profits and settlement costs than that provided in such offer.

ARTICLE 10 – CONFIDENTIALITY

10.1

Mutual Obligation of Confidentiality. Each party shall treat all Confidential Information in respect of which it is the Recipient as confidential and shall not disclose any Confidential Information to any third party or use the Confidential Information for any purpose other than for the purposes of fulfilling its obligations under this Agreement. The Recipient shall use at least the same standard of care in protecting the Confidential Information as it uses in protecting its own information of a similar nature but, in any event, no less than a reasonable standard of care. Without limiting the generality of the foregoing, the Licensee shall not, during the term of this Agreement or at any time thereafter, disclose any of the University’s Confidential Information to any person other than a prospective permitted

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sublicensee who shall have entered into a confidential disclosure agreement in form and substance satisfactory to the University. Any Confidential Information will be disclosed within the Recipient only on a “need to know” basis. Confidential Information shall be deemed to include the Licensed Trade Secrets.

10.2	Exclusions from Confidentiality. Notwithstanding Section 10.1, the obligations regarding confidentiality shall not apply to information which:

(a)	was in Recipient's possession before receipt from the Disclosing Party, as established by documentary evidence; or

(b)	is or becomes a matter of public knowledge without breach of this Agreement by Recipient; or

(c)	is received by Recipient from a third party which had no duty of confidentiality with respect to it; or

(d)	is independently developed by the Recipient as established by documentary evidence; or

(e)

is made subject to an order by judicial or administrative process requiring Recipient to disclose any or all of the information, provided that the Recipient shall use reasonable efforts in the circumstances to promptly notify the Disclosing Party of such requirement to enable the Disclosing Party to oppose such process, before disclosure occurs;

(f)

is made in compliance with the rules, policies or laws of a regulatory body, including a securities exchange or market, with jurisdiction over the Recipient, provided that the Recipient shall use reasonable efforts in the circumstances to promptly notify the Disclosing Party of such requirement to enable the Disclosing Party to oppose such process, before disclosure occurs; or

(g)	is disclosed by Recipient with the Disclosing Party’s prior written approval.

10.3

Injunction. The parties acknowledge that if a party breaches the provisions of this Article 10, there may not be an adequate remedy at law through damages. Accordingly, the parties agree that a non-defaulting party shall have the right to seek and obtain temporary and permanent injunctive relief to restrain a violation of this Article 10. The parties acknowledge that the provisions herein are reasonable, and are fully required to protect the legitimate interests of the affected party.

ARTICLE 11 – DISCLAIMER OF WARRANTIES BY UNIVERSITY AND LIMITATION OF LIABILITY

11.1

Disclaimer of Warranties by the University. Except as expressly set forth in this Agreement, the University, its trustees, officers, employees, students and agents make no representations or warranties of any kind, either express or implied, and there are no conditions, either express or implied. Without limiting the generality of

f8k042105ex104.htm	Page 14 of 25

the foregoing, there are no express or implied warranties of merchantability or fitness for a particular purpose, validity of Licensed Patent Rights claims, issued or pending, or the absence of latent or other defects in the Licensed Patent Rights, or the Licensed Trade Secrets. Nothing in this Agreement shall be construed as a representation or warranty by the University that the practise by the Licensee of the license granted hereunder, including, without limitation, to make, have made use, lease, sell, distribute and import Licensed Products and to practise the Licensed Processes will not infringe any patent, copyright, trademark, or other rights of any third party, but to this intent, the University represents that as at the Effective Date, the University has not been made aware any Licensed Patent Rights licensed hereunder which infringe the rights of any third parties. The Licensee acknowledges that it has been advised by the University to undertake its own due diligence, including independent legal advice, with respect to the grant of the Licensed Patent Rights, the Licensed Trade Secrets and the terms of this Agreement.

11.2

Limitation of the University’s Liability. The aggregate damages for which the University shall be liable shall not exceed the amount of royalties paid by the Licensee to the University. In no event shall the University, its trustees, officers, students, employees or agents be liable for any indirect, consequential, incidental, or special damages of any kind whatsoever, including, but not limited to, economic damage or injury to property or lost profits, even if the University has been advised of or knows of the possibility of such damages.

11.3	Additional Disclaimers. Nothing in this Agreement shall be construed as:

(a)

an obligation by the University to bring or prosecute actions or suit against third parties for infringement of patents, copyrights, trade-marks, registered design or other intellectual property or contractual rights, or

(b)	the conferring by either party of any right to use in advertising, publicity or otherwise the Trademarks or the name of the other party.

ARTICLE 12 – LICENSEE INDEMNITY AND INSURANCE

12.1

Licensee’s Indemnity. The Licensee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless the University, its trustees, directors, officers, employees, students and agents, against all claims, proceedings, demands and liabilities of any kind whatsoever (including but not limited to legal fees and disbursements on a solicitor-and-own-client basis) whether, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the use of the Licensed Patent Rights or the Licensed Trade Secrets or from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Technology, or arising from any right or obligation of the Licensee hereunder, or otherwise, excepting only claims that the Licensed Patent Rights infringe intellectual property rights of third parties.

12.2

Insurance Required for Licensee. Prior to the first sale of a Licensed Product or use of a Licensed Process and throughout the term hereof and a reasonable period of time thereafter, the Licensee shall procure and maintain comprehensive general

f8k042105ex104.htm	Page 15 of 25

liability insurance; including product liability, personal liability, personal injury, property damage, and broad form contractual liability coverage for all acts and omissions directly or indirectly associated with this License Agreement, and deliver to the University a certificate therefor. Such insurance shall be no less than the insurance which a reasonable and prudent corporation carrying on a similar business would acquire. This insurance shall be placed with a reputable and financially secure insurance carrier, shall include the University, its trustees, faculty, officers, employees, students and agents as additional insureds, shall contain a waiver of subrogation against the University, its trustees, faculty, officers, employees, students and agents and shall be endorsed to include product liability coverage and shall provide that the policy shall not be cancelled or materially amended except upon at least thirty (30) days’ written notice to the University. The Licensee shall require that each sublicensee under this Agreement shall procure and maintain equivalent insurance coverages.

12.3	Insurance Not to Affect Indemnities. The existence of any insurance policies will not relieve the Licensee from its obligations under the indemnification provisions contained in this Agreement.

ARTICLE 13 – TERMINATION

13.1

Termination by the University. In addition to any specific rights of termination provided for herein, the University may, at its option and in its sole discretion, terminate this Agreement on the happening of any one or more of the following events of default, where such default is not cured within thirty (30) days after receipt of written notice of the default from the University, or is not cured within such further reasonable period of time as may be necessary, provided that the Licensee is diligently seeking to remedy such default, and upon the expiration of such ppropriate time period to cure without the default being remedied, this Agreement shall terminate without further formality:

(a)	if the Licensee is more than thirty (30) days in arrears of fees, royalties or payments due under this Agreement, including payment of patent costs or fees contemplated under Section 8.2;

(b)

if the Licensee seeks creditor protection; or if any execution, sequestration, or any other process of any court becomes enforceable against the Licensee; or if any such process is levied on the rights under this Agreement or upon any of the monies due to the University and is not released or satisfied by the Licensee within thirty (30) days thereafter;

(c)

if any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee, or if the Licensee ceases to carry on its business.

13.2

Termination by Either Party. Except as provided in Section 5.2 or Section 13.1, if either party shall be in default under or shall fail to comply with the terms of this Agreement and if such default is reasonably curable within thirty (30) days after

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occurrence of such default and such default or failure to comply is not cured within such thirty (30) days after receipt of written notice thereof, or is not cured within such further reasonable period of time as may be necessary, provided that the defaulting party is diligently seeking to remedy such default, then the non-defaulting party shall have the right to terminate this Agreement immediately by giving written notice to that effect to the party in default.

13.3	Rights upon Termination. If this Agreement is terminated pursuant to Section 13.1 or 13.2 hereof;

(a)	all Confidential Information of each party shall be returned to the other party;

(b)

all rights other than Licensee Improvements to the Licensed Technology, Licensed Trade Secrets, and including, without limitation any rights to knowledge, know-how, information techniques or use of Licensed Products or Licensed Processes and any other rights granted hereunder shall revert to the University; and

(c)

Disposal of Unsold Licensed Product. Alternative Remedies. The Licensee shall cease to use the Licensed Processes in any manner whatsoever or to manufacture the Licensed Products or to otherwise practise the Technology within five (5) Business Days following the effective date of the termination of this Agreement ("Effective Date of Termination"). The Licensee shall then deliver or cause to be delivered to the University a complete final accounting of all Gross Revenue and of all other amounts payable to the Licensee in respect of the sublicensing of the Technology and/or the sale or distribution of Licensed Products and/or use of Licensed Processes and shall make payments to the University required by Article 5 hereof within thirty (30) days following the Effective Date of Termination, and at the University’s request, deliver at no cost to the University, any Licensed Products remaining in the possession of the Licensee.

13.4

Preservation of all Remedies and Rights. Upon any termination of this Agreement, the non-defaulting party shall have the right to enforce one or more remedies successively or concurrently in accordance with applicable law and retains all rights and remedies against the defaulting party. The University may proceed to enforce payment of all debts owed to the University and to exercise any or all of the rights and remedies contained herein or otherwise available to the University by law or in equity.

13.5

Non-Waiver. No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times in respect of any covenants, provisos, or conditions of this Agreement shall operate as a waiver of such party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default or breach and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.

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No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

ARTICLE 14 – GENERAL

14.1

Relationship. Nothing contained herein shall be deemed or construed to create between the parties hereto a partnership, joint venture or employment relationship. No party shall have the authority to act on behalf of the other party, or to commit the other party in any manner or cause whatsoever or to use the other party's name in any way not specifically authorized by this Agreement. Neither party shall be liable for any act, omission, representation, obligation or debt of the other party, even if informed of such act, omission, representation, obligation or debt.

14.2

Governing Law. This Agreement shall be governed by and construed and applied in accordance with the laws of the Province of Ontario and the laws of Canada applicable in such Province, except that questions regarding the construction and effect of any patent shall be determined by the laws of the country in which the patent was granted.

14.3

Dispute Resolution. In the event of a dispute between the parties arising out of or in connection with this Agreement or regarding the interpretation of the provisions hereof other than in connection with whether an event of default has occurred, the procedure set forth in Schedule ”B” shall apply.

14.4

Enurement, Survival of Covenants. Subject to the limitations hereinbefore expressed, this Agreement shall enure to the benefit of and be binding upon the parties, and their respective successors and permitted assigns. The terms and provisions, covenants and conditions contained in this Agreement which by the terms hereof require their performance by the parties hereto after the expiration or termination of this Agreement shall be and remain in force notwithstanding such expiration or other termination of this Agreement for any reason whatsoever.

14.5

Assignment. Neither the Licensee nor the University shall be entitled to assign, transfer, mortgage, charge or otherwise dispose of this Agreement or any interest therein, or of any of the rights, duties or obligations granted hereunder (any of the foregoing being an “Assignment”), without the express written consent of the other, such consent not to be unreasonably withheld or delayed, and any attempt to effect such Assignment shall cause such Assignment to be void. Assignment shall also include any assignment by operation of law, but shall not include any change in shareholder control of the Licensee, The licensee shall be entitled to transfer, assign or otherwise convey the whole but not less than the whole of its interest in this Agreement and the license herein granted in connection with the sale of the Licensee or an incorporated division of the Licensee or the sale of all or substantially all the assets of the Licensee or a division of the Licensee, subject to the prior written consent of the University, such consent shall not be unreasonably withheld.

14.6	Entire Agreement; Severability. This Agreement sets forth the entire understanding between the parties and no modifications hereof shall be binding

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unless set forth in a written agreement or other document executed by the parties hereto. In the event that any part, section, clause, paragraph or subparagraph of this Agreement shall be held to be invalid, illegal or otherwise unenforceable, the entire agreement shall not fail on account thereof, and the balance of this Agreement shall continue in full force and effect.

14.7

Headings, Number, Gender. Marginal headings as used in this Agreement are for the convenience of reference only and do not form a part of this Agreement and are not be used in the interpretation hereof. Whenever the singular or masculine or neuter is used throughout this Agreement the same shall be construed as meaning the plural or feminine or body corporate when the context of the parties hereto may require.

14.8	Notices. All notices, requests, directions or other communications (“Notices”) required or permitted herein will be in writing and will be delivered to the parties hereto respectively as follows:

If to the Licensee:

If to the Licensee:
1200 Michener Road, Box 6
Sarnia, ON, N7T 7H8
Attention:	Barry Lamperd
Facsimilie No.:	(519) 344-8700

and copy to

McLean Kerr LLP

Suite 2800
130 Adelaide Street West
Toronto, ON, M5H 3P5
Attention:	Koby Smutylo

If to the University:

Respecting administrative and financial matters, amendment or termination of this Agreement:

Industry Liaison
Stevenson-Lawson Building
Room 328
The University of Western Ontario
London, ON N6A 5B8

Attention: Director

Facsimile No:	519-661-3907

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In order for any notice, request, direction, or other communication to be effective, it will be delivered by courier or sent by facsimile (followed by hard copy) addressed to the party for whom the Notice is intended at the above-mentioned address and will be deemed to have been received on the date of delivery if delivered by courier, and if sent by facsimile, on the next business day following electronic confirmation of the successful transmission of the facsimile. The address of either party may be changed by notice in the manner set out in this provision.

14.9	Time of the Essence. Time shall be of the essence of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE UNIVERSITY OF WESTERN ONTARIO

By: /s/ Alex Navarre                                         Alex Navarre, Ph.D., MBA

Director, Technology Transfer

I have authority to bind the University.

1476246 ONTARIO LTD.

By: /s/ Barry Lamperd
Barry Lamperd

President

I have authority to bind the Corporation.

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SCHEDULE A

United States Patent Applications and Foreign Patent Applications

U.S. Provisional 60/507,491: Less-Lethal Ammunition Projectile

PCT/CA2004/01773: Less-Lethal Ammunition Projectile

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SCHEDULE B

Dispute Resolution

In the event a dispute or disagreement (hereinafter called “Dispute”) arises between the parties in connection with the interpretation of any provision of this Agreement or the compliance or non-compliance therewith, or the validity or enforceability thereof, or the performance or non-performance of either party to the Agreement, the following Dispute resolution process shall be followed by the parties:

i.

A Dispute will be deemed to have arisen upon the delivery of a written notice by one party to the other describing the Dispute (herein called the “Dispute Notice”). Upon delivery of the Dispute Notice, the parties agree to attempt to resolve the Dispute in a prompt and expeditious manner. Except for the Dispute Notice, all communications between the parties will be on a without prejudice basis.

ii.

If the parties have not been able to resolve the dispute in a prompt and expeditious manner after delivery of the Dispute Notice, either party may at any time thereafter request by written notice to the other party that the Dispute be escalated to Senior Management.

iii.

In the event such a request with written notice is made, each party shall make available the senior executives specified in the following subsection (“Senior Management”) who shall meet within fifteen (15) Business Days after such request is made at the offices of the party which received the request to attempt to resolve the Dispute.

iv.	The Senior Management appointee for each party is as follows:

Licensee: the person designated by the Board of Directors of the Licensee

University: Vice-President, Research, or designate

Either party may change its Senior Management appointee upon prior written notice to the other.

In case such Dispute is not settled amicably by Senior Management within thirty (30) days of escalation to Senior Management, such Dispute shall be arbitrated by a single arbitrator acting in accordance with the provisions of the Arbitration Act, 1991 (Ontario), whose decision shall be final and binding upon the parties. The arbitrator shall be the person that the parties may agree on and in default of agreement within twenty (20) days following the expiration of the above-mentioned thirty (30) day period, then either party may apply to a Judge of a court having jurisdiction to appoint the single arbitrator who shall be unconditionally accepted by both parties. The place of arbitration for disputes for which arbitration is initiated by either party shall be London, Ontario. The arbitrator as selected or appointed shall have knowledge of and experience in licensing. The language of any arbitration will be English.

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The arbitration hearing shall commence within sixty (60) days after appointment of the arbitrator is done and shall be completed and a binding award rendered in writing within sixty (60) days after commencement of the hearing unless exceptional circumstances warrant delay. The decision of the arbitrator may be entered in any court of competent jurisdiction and execution entered thereupon forthwith. The law specified in Section 14.2 of this Agreement shall apply.

Each party shall bear the cost of preparing its own case. The arbitrator shall have the right to include in the award the prevailing party’s costs of arbitration and reasonable fees of attorneys, accountants, engineers, scientists and other professionals incurred by it in connection with the arbitration. Failing a specific award, the parties shall share equally the costs of the arbitrator and arbitration proceedings.

Notwithstanding the provisions of this Schedule, the parties recognize that a party may desire to seek emergency, provisional, or summary relief (including temporary injunctive relief) to enforce the provisions of this Agreement relating to protection of intellectual property and/or Confidential Information. A party may seek such relief, provided, however, that immediately following the issuance of any emergency, provisional, temporary injunctive or summary relief, any such judicial proceedings shall be stayed (and each party shall consent to such stay) pending resolution of any related underlying claims between the parties.

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SCHEDULE C

Trade Secrets

i.	processing conditions for injection moulding.
ii.	die design

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SCHEDULE D

Commercialization Due Diligence Requirements

And Milestones

Milestones. The Licensee shall adhere to the following milestones:

(a)           Licensee shall develop a working model and operating facility to utilize the Licensed Technology on or before December 31, 2005 and permit an in-plant inspection by the University on or before December 31, 2005, and thereafter permit in-plant inspections by the University at regular intervals with at least twelve (12) months between each such inspection;

(b)	Raise: $250,000 by September 1, 2005.

(c)	Have the following equipment operational by December 31, 2005:
	(i)	One injection molding machine

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